United States
Securities and Exchange Commission
Washington D.C. 20549

_________________

FORM 8-K/A
Amendment No. 1

_________________

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 7, 2009

MTS Medication Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-31578	59-2740462

(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

2003 Gandy Boulevard North, St. Petersburg, Florida 33702

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code:  (727) 576-6311

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

        This Amendment No. 1 on Form 8-K/A (this “Form 8-K/A”) is an amendment to the Current Report of Form 8-K of MTS Medication Technologies, Inc., dated August 10, 2009 (the “Form 8-K”). The sole purpose of this Form 8-K/A is to correct an inadvertent error appearing in Item 1.01 of the Form 8-K. Item 1.01 of the Form 8-K disclosed that, “A special committee of the Company’s Board of Directors, consisting of four of the independent members of the Company’s Board of Directors (the “Special Committee”), has unanimously approved the Merger Agreement and determined that the Merger Agreement and the Merger are advisable and both fair to and in the best interests of the Company’s stockholders.” The Form 8-K should have referenced that there are “three” members on the Special Committee as set forth in the press release attached thereto as Exhibit 99.1, not four. Except for this one correction, this Form 8-K/A does not update, modify or amend any disclosure set forth in the Form 8-K.

Item 1.01    Entry into a Material Definitive Agreement.

        On August 7, 2009, MTS Medication Technologies, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with MedPak Holdings, Inc., a Delaware corporation (“Parent”), and MedPak Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Parent is an affiliate of Excellere Partners, LLC, a Denver, Colorado based private equity firm (“Excellere Partners”).

        Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into the Company, with the Company as the surviving corporation of the merger (the “Merger”). In the Merger, each share of common stock of the Company, other than those shares held by the Company, any subsidiary of the Company, Parent or Merger Sub, and other than those shares with respect to which appraisal rights are properly exercised, will be converted into the right to receive $5.75 per share in cash (the “Merger Consideration”). Prior to the effective time of the Merger, certain shares owned by certain of our executive officers (the “Rollover Investors”), including Mr. Todd E. Siegel, our President and CEO, will be contributed to Parent in exchange for a combination of preferred stock and voting common stock of Parent. In addition, all outstanding options to acquire shares of Company common stock will vest at the effective time of the Merger and holders of such options will receive an amount in cash equal to the excess, if any, of the Merger Consideration over the exercise price per share subject to the option for each share subject to the option.

        A special committee of the Company’s Board of Directors, consisting of three of the independent members of the Company’s Board of Directors (the “Special Committee”), has unanimously approved the Merger Agreement and determined that the Merger Agreement and the Merger are advisable and both fair to and in the best interests of the Company’s stockholders. JMP Securities LLC served as financial advisor to the Special Committee, and rendered a fairness opinion to the Special Committee as to the fairness, from a financial point of view, of the consideration to be received by the Company’s stockholders (other than the Rollover Investors) in the Merger. Shumaker, Loop & Kendrick, LLP is serving as special counsel to the Special Committee. Holland & Knight LLP is serving as legal counsel to the Company and Raymond James & Associates, Inc. is acting as financial advisor to the Company.

        Completion of the Merger is subject to customary closing conditions including (i) approval by the Company’s stockholders and (ii) no material adverse effect on the Company’s business or results of operations. The parties currently expect that the Merger will be completed in the fourth quarter of this calendar year.

        The Merger Agreement contains certain termination rights for both Parent and the Company. If the Company terminates the Merger Agreement prior to obtaining stockholder approval as a result of the Special Committee or the Board of Directors concluding in good faith that in light of a superior proposal, it would be inconsistent with the directors’ fiduciary obligations to the Company’s stockholders under applicable law to not withdraw or change its recommendation that the Company’s stockholders approve the Merger Agreement and concurrently with such termination the Company enters into a definitive agreement with respect to such superior proposal, the Company is required to pay to Parent a termination fee of $1,174,200 (the “Termination Fee”) and reimburse Parent for its fees and expenses incurred with respect to the transactions contemplated by the Merger Agreement, up to a maximum of $750,000 (the “Expense Payment”).

        If Parent terminates the Merger Agreement because: (i) the Company’s Board of Directors has withdrawn or modified, or publicly proposed to withdraw or modify, in a manner adverse to Parent its recommendation with respect to the Merger Agreement; (ii) the Company’s Board of Directors or any committee thereof (a) does not reject any takeover proposal within seven days of the making thereof or (b) does not publicly reconfirm its recommendation that the Company stockholders approve the Merger within three days after receipt of a written request from Parent that it do so; (iii) the Company fails to include the Board of Directors recommendation to approve the Merger in its proxy statement; (iv) the Board of Directors of the Company approves, endorses, or allows the Company to enter into, or recommends to the Company stockholders a merger agreement, letter of intent, acquisition agreement, or other similar agreement with respect to a takeover proposal (other than a confidentiality agreement), (v) if the Company willfully breaches or fails to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement (or if any such representations or warranties fails to be true), which breach or failure (a) would give rise to the failure of a condition to the Merger and (b) is incapable of being cured, or is not cured, after written notice (a “Breach”), or (vi) the Company or the Company’s Board of Directors or any committee thereof shall have announced its intention to do any of the items listed in clauses (i) through (iv) above, then the Company must pay the Termination Fee and the Expense Payment to Parent.

        If: (i) the Merger Agreement is terminated (a) by Parent or the Company because the effective time of the Merger has not occurred by December 31, 2009 or within the financing cure period, if applicable, or (b) because stockholder approval was not obtained at the special meeting; and (ii) the Company enters into a definitive agreement with respect to, or consummates, a takeover proposal within six months (or 12 months in the case of a takeover proposal that had been publicly announced, made known to the Company or made directly to Company stockholders prior to the termination of the Merger Agreement) after the date the Merger Agreement is terminated, the Company must pay the Termination Fee and the Expense Payment to Parent. In the event that the circumstances described in clause (i), but not clause (ii), above have occurred, then, except in the case of a Payment Exception (as defined below) or if Parent is required to pay the Termination Fee to the Company, the Company will pay the Expense Payment, but not the Termination Fee, to Parent.

        In addition, if Parent terminates the Merger Agreement because: (i) the Company commits a Breach that is not willful; (ii) any events or changes occurred that, individually or in the aggregate, have had or could reasonably be expected to have a material adverse effect on the Company; or (iii) the voting agreement entered into among Parent and certain of the Company’s stockholders in connection with the Merger is not valid, binding and enforceable in accordance with its terms against the parties thereto, then the Company will pay the Expense Payment, but not the Termination Fee, to Parent.

        If the Company terminates the Merger Agreement because Parent has: (i) failed to consummate the Merger on or before the later of (a) December 31, 2009 or (b) if Parent is entitled to attempt to amend, modify or replace its financing commitments, then after the 60 day financing cure period; or (ii) committed a Breach, then Parent must pay the Termination Fee to the Company. However, Parent shall have no obligation to pay the Termination Fee if Parent fails to consummate the Merger or otherwise breaches or fails to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement as a result of failing to obtain financing primarily because of any material instituted, commenced, pending or threatened action, investigation, litigation or proceeding, provided that Parent has used commercially reasonable efforts to obtain financing (a “Payment Exception”).

        Parent has obtained commitments for the financing for the Merger, which is subject to customary conditions.

        In connection with the execution of the Merger Agreement, Todd E. Siegel and other members of the Company’s senior management team, who currently own approximately 30% percent of the Company’s outstanding shares, have agreed to vote their shares in favor of the Merger.

        The foregoing description of the Merger Agreement and the Merger is qualified in its entirety by the Merger Agreement, which is attached hereto as Exhibit 2.1 and is incorporated by reference herein. A press release issued on August 7, 2009 relating to the Merger Agreement and the Merger is attached as Exhibit 99.1 and is incorporated by reference herein.

Additional Information and Where to Find It

        In connection with the Merger, the Company plans to file a proxy statement with the Securities and Exchange Commission (the “SEC”) relating to the solicitation of proxies from its stockholders in connection with a special meeting of stockholders of the Company to be held for the purpose of voting on the adoption of the Merger Agreement relating to the proposed transaction. The Company and Parent also intend to file a transaction statement on Schedule 13E-3 with the SEC relating to the Merger. BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT, TRANSACTION STATEMENT ON SCHEDULE 13E-3 AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement, transaction statement on Schedule 13E-3 and other relevant materials, and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, stockholders of the Company may obtain free copies of the documents filed with the SEC by contacting MTS. Written requests should be mailed to our Corporate Secretary, MTS Medication Technologies, Inc., at 2003 Gandy Boulevard North, St. Petersburg, Florida 33702. Oral requests may be made by calling the Company’s Investor Relations at (727) 576-6311. You may also read and copy any reports, statements and other information filed by the Company with the SEC at the SEC public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Participants in the Solicitation

        The Company, its directors, executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the Merger. Additional information regarding the interests of potential participants in the proxy solicitation will be set forth in the proxy statement and other relevant documents regarding the Merger when they are filed with the SEC.

Item 9.01    Financial Statements and Exhibits.

                       (d)     Exhibits.

Exhibit	Description

2.1	Agreement and Plan of Merger, dated August 7, 2009, by and among MTS Medication Technologies, Inc., MedPak Holdings, Inc. and MedPak Merger Sub, Inc.

99.1	Press Release dated August 7, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

MTS Medication Technologies, Inc.
(Registrant)

Date: August 11, 2009	By:	/s/ Michael P. Conroy
Michael P. Conroy
Vice President and Chief Financial Officer